Exhibit 10.12

AGREEMENT

Agreement made this 22nd day of May, 2006, in the City of Dallas, Dallas County, State of Texas,

BETWEEN:

American Montessori Society, Inc.

A New York State non-profit corporation

with principal offices located at

281 Park Avenue South

New York, New York 10010

(hereafter “AMS”)

AND:

BidGive International, Inc.

a Delaware corporation

with principal offices located at

3538 Caruth Blvd. - Suite 200

Dallas, Texas 75225

(hereafter “BidGive”)

AND:

MPublishing, LLC.

A Texas Limited Liability Company and wholly owned subsidiary of BidGive with principal editorial offices located at

3 Werner Way, Suite 301

Lebanon, New Jersey 08833

(hereafter “MPublishing”)

WHEREAS, AMS and BidGive have entered into a strategic alliance for the implementation of a marketing and awareness program for the 100th Anniversary of Montessori (hereinafter referred to as “Initiative”), including obtaining corporate and institutional sponsors and initiating activities that will not denigrate nor inappropriately commercialize the Montessori name, nor create the impression within the academic and parent community that Montessori schools are commercializing their relationships with the children or the parents, nor unlawfully or inappropriately utilize AMS’s not-for-profit status or any of the benefits and emoluments that are applicable to that status; and

WHEREAS, this alliance and initiative seeks to generate between approximately Five Hundred Thousand ($500,000.00) and One Million ($1,000,000.00) Dollars (US), annually, to help offset AMS’s cost of operations, expand its communications to the general public regarding the value of a Montessori education, enhance the value of AMS services to its member schools and associations, and provide some operational funding for individual schools;

WHEREAS, BidGive has formed a wholly-owned subsidiary known as MPublishing, LLC for the purpose of launching and operating a new general audience Montessori magazine, which entity will, in addition to the parties AMS and BidGive, formally ratify and adopt this Agreement and which entity will, in addition to the parties hereto, AMS and BidGive also give its substantial effort to effect the parties’ covenants and their joint and several obligations contained herein;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties agree as follows:

1.

The goal of the “Initiative” is to

a)

educate the parent population at large which is considering educational choices for their children, about the value of a Montessori education,

b)

provide an educational program including but not limited to M Magazine (or its equivalent) and an informative website,  for the current population of parents that have children in a Montessori school to inform them about how and why Montessori works and the value of continuing a Montessori education for their children through adolescence;

c)

help establish within the general population an understanding of Montessori and an acceptance within such population that Montessori is a well-respected educational philosophy with a 100 year history of success,

d)

provide revenue-generating programs (including but not limited to the issuance of a Rewards Card) for schools that wish to participate in such a program,

e)

provide a program including but not limited to the program elements stated in this Agreement,  that will help raise the standards of all Montessori schools to AMS standards,

f)

provide a program that will encourage schools to join AMS and to seek AMS accreditation,

g)

continue to design, produce and market the new Montessori magazine, “M” targeted to the parents and families of Montessori students, and

h)

provide more operational funding for AMS and individual Montessori schools.

2.

The first issue of the magazine to be published by MPublishing will be a special feature edition announcing the importance of the 100th anniversary and will include other information that is important to parents, teachers and administrators.

a)

BidGive, by and through its subsidiary MPublishing, is and will be wholly responsible for the initial design, production, marketing and general implementation of the Magazine, with AMS’s assistance in lending its substantive Montessori and Montessori-related information. The implementation may eventually include at least four (4) USA regional editions, one (1) Canadian edition, and one or more Asian or European editions.

b)

However, initially, there will be only one (1) edition of the Magazine published at least bimonthly (5 issues annually with a “Summer double issue”, or in all events with no less frequency than that which is in conformance with the parties’ public statements concerning the regular intervals between issues). BidGive and MPublishing will be responsible for securing and will use their best efforts to secure national sponsorships and advertising for the Magazine, with AMS using its best efforts to also obtain national and international sponsors for the magazine.

c)

The daily management of the magazine will be the sole responsibility of BidGive through the MPublishing entity.  However, notwithstanding the preceding, the AMS editorial board has the authority to review and approve or not approve any and all copy prepared under MPublishing’s direction.  For such purpose MPublishing agrees to transmit each issue of the proposed contents of the Magazine to AMS at all times on a schedule and within a time that reasonably permits AMS to fulfill its rights to review and approve or not approve said copy. AMS will lend its advice and apply its efforts to the production and distribution of the Magazine at all times. AMS will strongly recommend to all of its member schools and Montessori schools in general that they make the magazine a required part of their enrollment package.

d)

The Retail (regular) initial enrollment fee (“Retail Fee”) will be $49.95 (USD). It is understood and agreed by both parties that the monetary amount of this Retail Fee may be subject to discounted rate(s) or other sales-driven reductions that in the sole judgment of BidGive (after consultation(s) with AMS) would be offered to potential initiates.

i)

With each paid enrollment, each enrolling family will also receive a subscription to the new Magazine and a Montessori Family, or similarly named, reward card, administered by BidGive (and systematized through its proprietary system) and enrollment in BidGive’s Discount Reward Program. Offering and operating the

Reward Program is a material inducement for BidGive to undertake its obligations in the Initiative and under this agreement.

e)

One year after the first edition of the new Magazine has been published, BidGive will endeavor to issue foreign editions of the Magazine, with AMS’s assistance in lending its substantive Montessori and Montessori-related information, on a mutually agreeable schedule and, on the same or similar terms as those contained in this Agreement.

f)

BidGive agrees to provide to AMS its’ consolidated quarterly financial reports on all activities involved in this Initiative in a timely fashion, which shall also include the necessary financial data concerning MPublishing and the Magazine.  Additionally, BidGive agrees to provide to AMS an end-of-year audited annual financial report, in a timely fashion and as is no less than is required of BidGive by the SEC.

3.

BidGive shall initiate BidGive’s Discount Reward Program, to be administered by BidGive and systematized through its proprietary model to all AMS schools and to the entire Montessori community at large. It shall feature BidGive’s issuance of the “Montessori Family”, or otherwise suitably named, reward card (the “Card”), which will be incorporated into AMS’s fund raising programs for schools, as well as offered by BidGive and MPublishing to the entire Montessori community.

a)

AMS acknowledges the unique and proprietary nature of BidGive’s patent pending proprietary business model and its Discount Reward Program, and makes no claims to ownership rights in same which, at all times, remains the sole proprietary property of BidGive.

b)

AMS will bundle the Card with the Magazine as a required part of the enrollment package for every student enrolled in an AMS-accredited school, which when the Card is used, will generate discounts at participating leading stores for the cardholder. Each time the card is used at a participating retail or dining establishment, the cardholder (generally, parents) will receive a discount in the form of a rebate, while the identified participating school, AMS and BidGive will receive a royalty(s) or transaction fee(s).

4.

BidGive’s responsibilities under the Initiative shall consist of the following:

a)

Develop a launch plan in consultation with AMS that will limit the start-up costs to AMS to a maximum of $35,000, exclusive of AMS’ own internal administrative and professional services and fees such as legal and accounting. It is agreed that costs, if any, in excess of $35,000 will be covered by advances by BidGive, MPublishing, or their contractors. It is further agreed and acknowledged hereby that such sum has been paid or spent by AMS on such start-up costs as of the date of this Agreement, thereby fulfilling its’ duty to do so.

b)

Costs and all other out of pocket expenses such as travel and lodging shall be recouped by BidGive, MPublishing, and any third party contractors (such as advertising and public relation firms, magazine design and management firms, sales agents, etc.), if possible and as it is intended to be, from the revenue derived from the sale of subscriptions to the magazine, sponsorship/advertising sales, fund raising programs, and other such revenue generating activities mutually agreed to by the parties. Under no circumstances or conditions shall AMS be liable wholly or in part for any or all of such costs/expenses and the like.

c)

BidGive shall work with AMS to develop the components of the present, agreed-to Initiative, which are identified as:

i.  a public relations campaign with national and local components designed for print and broadcast;

ii. an advertising campaign that includes full-page newspaper ads in primary markets and multi page newspaper inserts;

iii.  a parent education campaign that includes development and management of a magazine designed for parents; and

iv. a series of high quality informational brochures (“Montessori Folios”).

d)

In the future, BidGive shall work with AMS, if the parties both choose to do so to develop the components of additional, currently optional, institution-building activities, which are now identified as:

i. a fund raising program for individual schools and their parents wishing to participate in such a program;

ii. obtaining sponsorship sales for a new Montessori magazine, Montessori folios and newspaper ads and inserts; and

iii. such other components as the parties may agree upon during the term of the Agreement.

e)

Protect and not use for any purpose other than the Initiative, any confidential information, or trade secrets provided by AMS.

f)

Provide and identify a primary contact person with whom AMS’s Executive Director and his designated staff will work regarding general day-to-day communications and activities necessary to accomplish the goals of the Initiative, contract compliance, revisions, renewal, all print or electronic media content and graphics, all Montessori related content or graphics, financial accounting, and sponsorship approvals.

g)

Be solely responsible for the payment of all fees due to contractors, sub-contractors, vendors, suppliers and the like payable via MPublishing or by any other entity denominated by BidGive, and other than has already occurred heretofore pursuant to Par. 4 a) of this Agreement.

h)

Provide editorial, design and fulfillment staff for the magazine by and through MPublishing, whose compensation shall be paid from the revenues of the Magazine, namely subscription or sponsorship/advertising revenues or from any other source denominated by BidGive, but in no event as shall be an obligation or debt of AMS.

i)

Manage, direct, market and implement the enrollment of schools and parents into the program, with substantive and direct AMS’s assistance in recruiting sufficient participation to support the Initiative and Magazine.

j)

Protect from its own or allied contractors, subcontractors, vendors, suppliers and other related others’ (e.g., advertising and public relations firm, magazine and/or design and/or management firms, sales agents, etc.) unlawful or inappropriate use of AMS’s not-for-profit status or any of the benefits that are applicable to that status.

5.

AMS’ responsibilities under the Initiative shall consist of the following:

a)

At all times retain the right of final approval on all copy and graphics of each component of the Initiative, with the full cooperation of BidGive and MPublishing as stated in Par 2 c) as is written hereinabove.

b)

At all times retain final approval of any sponsors of the Initiative or any of its elements.

c)

Provide such approvals or suggested alternate sponsors, copy or graphics within a reasonable time frame so that publishing and broadcast schedules can be met.

d)

Provide a list of potential sponsors that should not be contacted for the Initiative or any element thereof. Further, AMS shall publicly endorse BidGive and  the Rewards Program, and MPublishing and the Magazine.

e)

Provide and identify a primary contact person with whom BidGive and its designated staff will work regarding contract compliance, revisions, and renewal, all print or electronic media content and graphics, all Montessori related content or graphics, financial accounting, and sponsorship approvals.

f)

Enter into such contracts that are deemed reasonably necessary to conduct the business of the Initiative and the Magazine, such as sponsor agreements, advertiser agreements, printer agreements, and revenue share agreements.

g)

AMS shall commit sufficient time, attention, personnel and funding as mutually agreed upon to assist MPublishing, BidGive and all third party contractors and sponsors in this Initiative, and to support the Magazine, the Initiative and this undertaking with the aim of helping to ensure its successful implementation and acceptance within AMS and its schools, and continuing operations and expansion.

h)

AMS agrees to provide BidGive and MPublishing with free exhibition space at all conferences, conventions and other events, such space to include a minimum of two (2) tables where available.

i)

Protect and not use for any purpose other than the Initiative, any confidential information, or trade secrets provided by BidGive.

6.

The parties shall be mutually compensated as follows:

a)

BidGive shall receive all revenue derived from school enrollments into the Initiative, such revenues to be used to cover the cost and expense of printing and shipping the Initiative Program marketing materials to the participating schools.  BidGive shall receive $15 out of each initial $49.95 (“full price”) subscription for implementing the Reward Card Program, including the printing and issuance of a co-branded Montessori Family, or similarly named, card to each subscriber that has paid for the card and Reward Program. The remaining $34.95 revenue from each subscription shall be used to cover all overhead and operating expenses incurred in publishing and distributing the Magazine.

b)

After payment of any and all costs and expenses included in publishing and distributing the Magazine (including but not limited to, and by way of example, printing and distribution, production and editorial consultants, writers’ fees, marketing/advertising, salaries, office overhead, etc), BidGive, by and through its subsidiary MPublishing, shall receive Eighty Per Cent (80%) of all net profits derived from the Magazine and associated website, including sponsorship/advertising sales, subscription sales, bulk order sales, Folio sales, and all other revenues generated by the Magazine and website.

c)

After payment of any and all costs and expenses included in publishing and distributing the Magazine (including but not limited to, and by way of example, printing and distribution, production and editorial consultants, writers’ fees, marketing/advertising, salaries, office overhead, etc), AMS shall receive from MPublishing Twenty Per Cent (20%) of all net profits (“Royalty Interest”) derived from the Magazine and associated website, including sponsorship/advertising sales, subscription sales, bulk order sales, Folio sales, and all other revenues generated by the Magazine and website, or as further agreed by the parties in writing for each new offering. AMS expressly agrees to designate and use its net share of revenue proceeds, its “royalty interest”, to cover the cost of fees and expenses of operating MPublishing, the Magazine and the Website to the extent that such proceeds shall cover such costs until such time as the venture becomes profitable. Profitability being defined as MPublishing and the Magazine being able to pay AMS its royalty interest while maintaining sufficient capital to cover ongoing operational expenses and reasonably anticipated future outlays.

d)

AMS and the individual schools enrolled in the Initiative and participating in the Rewards Program shall receive 25% of all net revenue received by BidGive that is generated by the Rewards Program for its distribution to, and its support of such distribution to, the participating schools. Net revenue is BidGive’s share of transaction proceeds less any refunds, rebates, or chargebacks to card holders, card processing or card issuer fees, or other such fixed fees such as third party processor, vendor, administrative or transaction charges.

g)

BidGive will be entitled to an additional 5% bonus fee if it generates gross revenues under the Initiative and through the Magazine and website in the amount of Two Million ($2,000,000.00) Dollars or more, in any twelve (12) month period.

7.

The initial term of the agreement shall be for five (5) years, and upon mutual agreement of the Parties may be renewed for additional five-year terms. Following expiration of the agreement and any extensions thereof, revenues derived from sponsors or advertisers generated by BidGive or its contractors shall continue for as long as the Initiative is in place and producing revenues. Notwithstanding and superceding any of the above and/or any other provisions in this Agreement, the parties hereto agree that AMS shall have the unilateral right to terminate this Agreement at any time upon its Thirty (30) day notification to the other parties hereto that any term(s) or provision(s) in this Agreement does not meet the legal criteria that AMS requires to lawfully avoid its' exposure to any legal harm or potential for legal harm whatsoever to its not-for-profit status and/or its tax liability(ies) position.  AMS shall seek professional advice on these matters and shall so notify the other parties hereto through its Lawyers' Letter.  It is the intention of AMS should such occur, that it shall negotiate in good faith with the other parties hereto, a subsequent, superceding Agreement that avoids such actual or potential harm but substantially, as far as is legally viable, includes similar rights and duties as are contained herein. Any termination shall be in good faith and the parties agree not to terminate and/or circumvent each other, directly or indirectly, to avoid payment of fees or commissions in any transaction with any individual or entity, in conjunction herewith.

a)

The parties further agree not to attempt to circumvent this Agreement in an attempt to deprive the other of any fees, commissions, royalties, or of any other remuneration. This provision shall apply to any and all entities owned or controlled by the parties, directly or indirectly, or with whom they are associated. AMS specifically agrees not to attempt to implement a similar program to BidGive’s Rewards Program, or launch or participate in launching any competing or replacement magazine, directly or indirectly, during the term(s) of this Agreement and for a period of 2 (two) years after termination of this agreement for any reason other than a reason(s) related to cause, including but not limited to BidGive’s tortious, negligent or criminal conduct or actions or inactions (e.g., fraud, misapproriation, conversion, interference with business, bankruptcy or material  misstatements upon which AMS relied).

b)

Any such termination of the Agreement will be handled in a reasonable manner, so as to foster a positive and cooperative relationship with AMS,  BidGive, and MPublishing customers.

c)

Termination of this Agreement shall not, where or when reasonably possible, affect cooperation with respect to any ongoing Project, which cooperation shall be rendered in good faith and remain in effect for the life of the particular Project, unless as otherwise stated herein or as otherwise agreed.

d)

Any termination of this Agreement will not affect those contractual obligations of AMS to the cooperation and remuneration due to BidGive by AMS for and under its Discount Rewards Program as is in effect at the date of such Termination (unless otherwise agreed to herein or otherwise), or BidGive’s and MPublishing’s business relationships with individual participating schools, vendors and merchants as stated herein or as is otherwise agreed.

8.

Both parties agree to enter into further terms, conditions and agreements as may prove to be necessary to further the business relationship established by this Agreement, including its intended cooperative purchasing venture and its Montessori stamp design and issuance venture.

9.

The parties agree that after the execution hereof AMS may issue a press release(s) regarding BidGive's and MPublishing’s role with AMS, including the new Magazine. Such press release(s) and other publicity concerning BidGive's and MPublishing’s role with AMS shall be jointly planned and coordinated by the parties, and shall refer to BidGive’s proprietary patent pending Reward Program and card services provided.

a)

However, in acknowledgment of BidGive’s pending public registration with the SEC, no press release shall be issued by either party that violates SEC regulations, specifically, including but not limited to BidGive’s requisite “quiet period.”

b)

Consequently, neither party shall issue any press release or make any press announcement regarding BidGive's role with AMS and the Magazine, without the prior written approval of each other party, which shall not be unreasonably withheld. Nothing contained herein shall restrict AMS promotion of itself, the MPublishing entity, or the Magazine.

10.

This Agreement supersedes all prior and other contemporaneous agreements or negotiations, whether oral or written, by the parties or their agents with respect hereto; it may be amended or modified only in writing signed by each party and it may be executed in one or more counterpart copies via fax delivery to the other party of a copy containing that party's signature, which together with the other party's executed counterpart fax copy shall constitute a single document having the same force and effect as a fully executed original.

11.

The parties represent that they have the full power and authority to enter into this Agreement and are not violating any other Non-Competition, Non-Circumvention, Non-Disclosure or other agreement, by entering into this Agreement.

12.

Any notices to be given by either party to the other party may be effected by registered or certified mail, postage prepaid with return receipt required, addressed to the address which appears in the introductory paragraph, above, until a change of address is given, in writing, in accordance herewith.

13.

Notwithstanding anything contained herein, this Agreement is not intended nor shall it be deemed to create a partnership, joint venture, agency or any other business relationship that might authorize one party to act for or in the name of the other party or, to create any liability or obligation on behalf of the other party. Each party hereto is, and is to remain, completely independent and separate from the other party, unless otherwise agreed in writing.  Each party is solely liable for their own taxes in connection with any fees paid or remuneration received in connection with this Agreement. Notwithstanding the forgoing, BidGive is authorized to solicit, negotiate and enter into agreements for the Magazine and for Magazine sponsorships, and for retail merchants for its Discount Rewards Program, as set forth in this Agreement.

14.

If any provision or any part of this Agreement shall not be valid, for any reason, such provision shall be entirely severable from and shall have no effect upon the remainder of the Agreement. Any invalid provision shall be subject to partial enforcement to the extent necessary to protect the interests of the parties.

15.

This Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

BidGive International, Inc.

American Montessori Society

/s/ Michael Jacobson

 /s/ Richard A. Ungerer

    Vice President

      Executive Director

The above Agreement is formally ratified and adopted by: MPublishing, LLC

/s/ Jim Walker – Managing Director

Date May 22, 2006